UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2014

VGTel, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	000-52983	01-0671426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Rella Blvd., Suite 17410901

Suffern, New York

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (845) 368-0110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

VGTel, Inc.

May 20, 2014

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2014, we announced the appointment of Gregory F. Wells as our Chief Executive Officer, effective immediately.

Mr. Wells, age 53, will manage the company's day-to-day operations out of Southern California with assistance from our Board of Directors and newly-appointed Advisory Board. Prior to joining VGTel, Mr. Wells served as the President of Corporate Alliance Global, the world’s first business relationship accelerator with over 2,000 business executive members in California and Utah, from April 2013 to February 2014 (and has been an independent consultant to that company since February 2014), and as the President and Chief Executive Officer of Five Point Capital, a provider of accessible financing options and resources to under-served small and mid-sized businesses throughout the United States, from March 2009 to February 2012.

Since February 2012, Mr. Wells has founded several small businesses, including Sage Executive Group, an executive development and peer coaching firm for CEOs and other senior executives, in March 2012, and Crowd Converge, an event company (dba TailgatePal) in partnership with the University of Oregon Department of Athletics, in May 2012.  Mr. Wells also previously held senior executive roles with Vistage International, a private advisory board (Chief of Sales and U.S. Field Operations, from 2002 to 2009), and Wells Fargo Bank (various positions, most recently Senior Vice President/Division Manager, Business Banking, Southern California, from 1990 to 2002).

Mr. Wells serves as a Board member of Monrovia Growers, a leading grower/marketer of plants and shrubs in the United States, and Big Fogg, a maker/installer of misting systems and fans, and leads a professional development program for MBA students at UCLA Anderson School of Management.  Mr. Wells received a B.S. degree in communications from the University of Oregon.

The company and Mr. Wells are currently working on the terms of employment and we will file with the SEC our employment agreement with Mr. Wells when it is finalized.

Mr. Wells has not previously engaged in a related party transaction with us at any time, and there are no family relationships between Mr. Wells and any of our other executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VGTEL, INC.

Date: May 21, 2014	By:	/s/ Neil Fogel
Neil Fogel
Chief Financial Officer

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